AMENDMENT

TO THE $220,000 PROMISSORY NOTE DATED OCTOBER 13, 2014

The parties agree that the $220,000 Promissory Note (the "Note") by and between Elray Resources, Inc. (the "Borrower") and Tangiers Investment Group, LLC (the "Lender") is hereby amended as follows:

1. Payment. The Lender shall make a payment to the Borrower of $33,000 of Consideration ($30,000 in cash and $3,000 for the OID) under the Note on or about December 2, 2014.

2. Independent Transactions. The Borrower understands and agrees that the Note sets forth the terms for a series of independent transactions in which the Lender may elect to make a payment of Consideration to the borrower with each payment of Consideration creating a separate obligation of the Borrower to the Lender with the terms set forth in the Note. Accordingly, the Maturity Date of each payment of Consideration, and the repayment terms for each payment of Consideration, are as set forth in the Note.

ALL OTHER TERMS AND CONDITIONS OF THE NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated December 2, 2014 by signing below:

______________________	______________________
Elray Resources, Inc.	Tangiers Investment Group, LLC
By: Anthony B Goodman	By:
Its: CEO	Its: Managing Member